Exhibit 99.2

The Inventure Group, Inc. Appoints Steve Weinberger Chief Financial Officer

Phoenix, Ariz.—(BUSINESS WIRE)—July 27, 2006—The Inventure Group, Inc. (FKA Poore Brothers, Inc., Nasdaq: SNAK), a manufacturer and marketer of innovative snack food brands, today announced the appointment of Mr. Steve Weinberger to the position of Senior Vice President, Chief Financial Officer, Treasurer and Secretary, effective August 8, 2006.

Mr. Weinberger is a food industry veteran who brings the company over 25 years of financial leadership experience in food manufacturing, marketing, and distribution. Mr. Weinberger, who is a Canadian citizen, has a demonstrated track record of success in operations as well as finance, including his most recent role as CFO and General Manager at Fiera Foods Co., a mid-sized frozen baked goods manufacturer.  From 1999 to 2003, Mr. Weinberger was Senior Vice President of Finance at Canada Bread Company LTD, a public company with annual revenues of more than $Cdn 1 billion. He spent twenty years at Nabisco Canada, including three years as Senior Vice President of Finance of the Christie Brown & Company division, producer of brands such as Chips Ahoy! and Oreo.

Reporting to Chief Executive Officer Eric Kufel, Mr. Weinberger will partner with the executive team to drive profitable revenue growth. He will lead investor relations, SEC compliance, contracting and acquisitions. His management responsibilities include information technology, financial planning, accounting and business intelligence.

“We are thrilled to have Steve join the company as Chief Financial Officer.  He has deep industry experience from similar roles at other food manufacturers, where he produced substantial bottom line improvements.  Steve will assist the company in maturing through its next stage of growth with better visibility of profit opportunities, process improvements, effective risk management, and a shareholder value-oriented culture,” said Mr. Eric Kufel, Chief Executive Officer.

“I’m very eager to get started with the Inventure Group. The company has a particularly strong balance sheet, brands that are poised for growth, available manufacturing capacity, an experienced senior executive team and a highly ethical culture. These are the ingredients for success, and I’m privileged to be part of the team,” commented Mr. Weinberger, Chief Financial Officer.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different(TM) snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s(R), Cinnabon(R), Tato Skins(R), Poore Brothers(R), Bob’s Texas Style(R), and Boulder Canyon Natural Foods(TM). For further information about the company or this release, please contact Eric J. Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

     CONTACT: The Inventure Group, Inc., Phoenix, AZ

             Eric J. Kufel, 623-932-6255

    SOURCE:  The Inventure Group, Inc.